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                               D'Ancona & Pflaum
                            30 North LaSalle Street
                                  Suite 2900
                               Chicago, IL 60602
                             (312) 580-2000 phone
                              (312) 580-0923 fax


                                       October 5, 1998

Empress Entertainment, Inc.
2300 Empress Drive
Joliet, Illinois 60436

Ladies and Gentlemen:

     We have acted as your counsel in connection with the registration of certain 8 1/8% Senior Subordinated Notes due 2006 (the "Notes") of Empress Entertainment, Inc., a Delaware corporation (the "Company"), pursuant to a registration statement on Form S-4 (the "Registration Statement").

     In regarding the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of the documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

     Based upon the foregoing, we are of the opinion that the Notes have been duly authorized for issuance by the Company and, when the Notes are duly executed, authenticated, issued and delivered in accordance with the Indenture governing the Notes, the Notes will be legally issued and will constitute valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or fraudulent transfer and other similar laws nor or hereinafter in effect relating to creditors' rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in proceeding at law or equity).
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                                                     Empress Entertainment, Inc.
                                                     2
                                                     October 5, 1998


     We are admitted to practice law in the State of Illinois and we do not express any opinions as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters."

                                       Sincerely,


                                       Suzanne L. Saxman